FEE REDUCTION AGREEMENT

	AGREEMENT made as of this 1st day of May 2014, between SMID-Cap Portfolio, formerly Small-Cap Portfolio (the "Trust") and Boston Management and Research (the "Adviser").

	WHEREAS, the Trust has entered into an Investment
Advisory Agreement (the "Advisory Agreement") with the Adviser, which provides that the Adviser shall be entitled to receive compensation at a certain rate; and

        WHEREAS, the Adviser has offered to reduce such advisory fee rate, and the Trust has accepted such fee reduction, such fee reduction being effective as of April 28, 2014; and

        WHEREAS, the Adviser and the Trust wish to memorialize said fee reduction in writing;

	NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the Trust and the Adviser hereby jointly and severally agree as follows:

1.	For so long as the Advisory Agreement shall remain in
effect, notwithstanding any provisions of the Advisory
Agreement to the contrary, the Adviser will reduce its advisory fee for the Trust in accordance with the fee reduction schedule set forth on Exhibit A hereto.

2.	This Agreement may only be terminated or amended upon
the mutual written consent of the Trust and the Adviser; provided, however, that (i) no termination of this Agreement shall be effective unless approved by the majority vote of those Trustees of the Trust who are not interested persons of the Adviser or the Trust (the "Independent Trustees") and by the vote of a majority of the outstanding voting securities of the Trust; (ii) no amendment of this Agreement shall be effective unless approved by the majority vote of the Independent Trustees; and (iii) no amendment of this Agreement that decreases the fee reductions set forth herein shall be effective unless approved by the vote of a majority of the outstanding voting securities of the Trust.

3.	For purposes of this Agreement the term "vote of a
majority of the outstanding voting securities of the Trust" shall mean the vote, at a meeting of shareholders, of the lesser of (i) 67 per centum or more of the shares of the Trust present or represented by proxy at the meeting if the holders of more than 50 per centum of the outstanding shares of the Trust are present or represented by proxy at the meeting, or (ii) more than 50 per centum of the outstanding shares of the Trust.

4.	This instrument is executed under seal and shall be
governed by Massachusetts law.




IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth above by a duly authorized officer of each party.

						SMID-
CAP PORTFOLIO


						By:
	/s/ Maureen A. Gemma

	Maureen A. Gemma

	Vice President

	BOSTON
MANAG
EMENT
AND
RESEAR
CH


						By:  	/s/ Deidre E. Walsh

	Deidre E. Walsh

	Vice President




Exhibit A

ADVISORY FEE REDUCTION SCHEDULE
SMID-Cap Portfolio
(Effective as of May 1, 2014)


The Adviser's asset-based advisory fee is reduced and computed as follows:


Average
Daily
Net
Assets
for the
Month

Annual
Fee Rate
(for each
level)

Up to
$500
million

1.0000%

$500
million
but less
than $1
billion
0.9375%

$1
billion
but less
than
$2.5
billion

0.8750%

$2.5
billion
but less
than $5
billion

0.8125%

$5
billion
but less
than
$7.5
billion

0.7500%

$7.5
billion
and
over

0.7300%